SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) November 2, 2006

BEACON ROOFING SUPPLY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50924	36-4173371
(Commission File Number)	(IRS Employer Identification No.)

1 Lakeland Park Drive
Peabody, MA 01960
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s telephone number, including area code (978) 535-7668

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement

On November 2, 2006, Beacon Roofing Supply, Inc. (the “Company”) entered into a new, seven-year $500 million U.S. senior secured credit facility and a C$15 million senior secured Canadian credit facility with GE Antares Capital (“GE Antares”) and a syndicate of other lenders (together the “Credit Facility”). The Credit Facility refinanced the prior $360 million credit facilities that were also provided by GE Antares.  GE Capital Markets, Inc., served as the sole lead arranger and bookrunner on the new facility, which provides the Company with lower interest rates and funds for future acquisitions and ongoing working capital requirements. The Company has additional cash and cash equivalents of approximately $47 million on its balance sheet following the closing and funding of the Credit Facility.

The Credit Facility consists of a U.S. revolving credit facility of $150 million (the “US Revolver”), which includes a sub-facility of $20 million for letters of credit, and a $350 million term loan (the “Term Loan”), with required amortization of 1% per year, payable in quarterly installments, and the remainder due in 2013. The Credit Facility also includes a C$15 million senior secured revolving credit facility provided by GE Canada Finance Holding Company. The Credit Facility may be expanded by up to an additional $200 million in the future under certain conditions.

The US Revolver carries an interest rate of LIBOR plus 1% while the Term Loan carries an interest rate of LIBOR plus 2%. Unused fees on the Credit Facility are 0.25%.  Availability under the Credit Facility is limited to 85% of the net amount of eligible accounts receivable, increasing to 90% from January through April of each year. Financial covenants apply only to the Term Loan and are limited to a maximum leverage ratio and a maximum level of capital expenditures.

The Credit Facility also contains customary restrictive covenants for credit facilities of this type relating to the operations and management of the Company, including limitations on indebtedness, liens, investments, mergers and acquisitions, dispositions of assets, cash dividends and transactions with affiliates. The Credit Facility provides for customary events of default, including the failure to pay principal, interest or fees when due, the failure to comply with covenants, the occurrence of an uncured default under other agreement involving indebtedness in excess of $5 million, the inaccuracy in any material respect when made of any representation or warranty made by the Company or any of its subsidiaries, the commencement of certain insolvency or receivership events affecting the Company or any of its subsidiaries and the occurrence of a change in control of the Company. Upon the occurrence of an event of default, the commitments of the lenders may be terminated and all outstanding obligations of the Company under the Credit Facility may be declared immediately due and payable.

Other than the Credit Facility itself, there is no material relationship between the Company and GE Antares, although the Company still has some outstanding obligations associated with certain previously financed items of equipment from GE Antares.

The foregoing is a summary of the material terms and conditions of the Credit Facility and is not a complete discussion of the agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Facility, which is attached hereto as Exhibit 10.1 and 10.2 (Canada).

The closing on the Credit Facility follows the execution of a commitment letter dated September 22, 2006, between the Company and GE Antares, attached hereto, along with the summary of terms as of that date, as Exhibit 10.3, which preceded and contemplated the final negotiation and documentation of a credit facility on similar terms as the Credit Facility filed herewith.

A copy of the press release announcing the closing the Credit Facility is also attached hereto as Exhibit 99.1.

Item 9.01.                  Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1

Fourth Amended and Restated Credit Agreement, dated as of November 2, 2006, among Beacon Sales Acquisition, Inc., as borrower, Beacon Roofing Supply, Inc., as one of the Guarantors, the Lenders and L/C Issuers party thereto, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

Exhibit 10.2

Fourth Amended and Restated Loan and Security Agreement, dated as of November 2, 2006, among Beacon Roofing Supply Canada Company, GE Canada Finance Holding Company, and the financial institutions party thereto.

Exhibit 10.3	Commitment Letter, dated September 25, 2006, among General Electric Capital Corporation, GE Canada Finance Holding Company, Beacon Sales Acquisition, Inc., and Beacon Roofing Supply Canada Company.

Exhibit 99.1	Beacon Roofing Supply, Inc. Press Release dated November 2, 2006

Exhibit Number	Description

10.1

Fourth Amended and Restated Credit Agreement, dated as of November 2, 2006, among Beacon Sales Acquisition, Inc., as borrower, Beacon Roofing Supply, Inc., as one of the Guarantors, the Lenders and L/C Issuers party thereto, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

10.2

Fourth Amended and Restated Loan and Security Agreement, dated as of November 2, 2006, among Beacon Roofing Supply Canada Company, GE Canada Finance Holding Company, and the financial institutions party thereto.

10.3	Commitment Letter, dated September 25, 2006, among General Electric Capital Corporation, GE Canada Finance Holding Company, Beacon Sales Acquisition, Inc., and Beacon Roofing Supply Canada Company.

99.1	Beacon Roofing Supply, Inc. Press Release dated November 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Dated: November 3, 2006	By:	/s/ David R. Grace
David R. Grace
Chief Financial Officer